Exhibit 99.1

        Digirad Reports Second Quarter and First Half Results;
            Management Provides Status of Business Review

    POWAY, Calif.--(BUSINESS WIRE)--July 21, 2005--Digirad Corporation (NASDAQ:DRAD), a leader in providing solid-state medical imaging products and services to physician offices, hospitals and imaging centers, today announced financial results for the second quarter and first half of 2005 and updated investors on the status of management's business review.

    Second Quarter Results

    For the three months ended June 30, 2005, consolidated revenue declined 11% to $15.5 million from $17.3 million for the same period of 2004. Digirad Imaging Solutions' (DIS) mobile leasing services revenue increased 17% to $13.2 million from $11.3 million for the second quarter of 2004, driven by a 22% increase in DIS service days to 3,612 from 2,965 during the same period last year. Product segment revenue, which includes sales of digital gamma cameras, upgrades, accessories and maintenance revenue, declined to $2.2 million from $6.0 million a year earlier. The company attributed this decline primarily to vacancies in its sales organization and disruptions in sales activities during the second quarter.
    Consolidated gross margin for the three months ended June 30, 2005 was 22.1% versus 32.8% for the same period of 2004. DIS gross margin was 30.1% for this year's second quarter compared to 32.9% for the same period last year. The decline in DIS gross margin versus the prior year period primarily reflected the impact of the mix of services provided. Product segment gross margin was negative (26.1%) for the second quarter of 2005 compared to 32.5% last year, due to the lower number of camera sales and inventory-related charges of $600,000.
    The net loss for the second quarter of 2005 was $3.0 million, or $0.17 per share. This compares to net income for the second quarter of 2004 of $103,000, or $0.01 per diluted share. This year's second quarter results included, in addition to the inventory charge, costs of approximately $200,000 related to the previously reported internal investigation.
    Cash and equivalents at June 30, 2005 amounted to $48.9 million.

    First Half Results

    For the six months ended June 30, 2005, total revenue was $33.4 million. This compares to total revenue of $33.2 million for last year's first half. DIS revenue increased 18% to $25.6 million from $21.7 million last year. Product revenue declined to $7.9 million from $11.5 million. Overall gross margin was 25.6% versus 31.7% for last year's first half. The net loss for the first six months of 2005 was $4.0 million, or $0.22 per share. This compares to a net loss of $163,000, or $0.01 per share, for the first six months of 2004, when calculated on a pro forma basis to account for the conversion of all preferred stock into common stock in Digirad's initial public offering.

    Business Review

    "Since stepping in as CEO in April, my highest priority has been to evaluate Digirad's operations and business strategy, and to develop a plan of action to improve the company's revenue and earnings," said Chief Executive Officer Gary Burbach. "I believe Digirad has significant competitive advantages in the U.S. nuclear cardiac imaging market that should enable superior long-term performance. These advantages include the mobility, small size and light weight of our products and a strong presence in providing mobile leasing services to cardiology offices."
    Mr. Burbach continued, "While we are confident of the benefits of our solid-state technology, we have not yet been able to gain our targeted position in the multi-head camera market with our dual-head Cardius(R)-2 imager or our recently launched triple-head camera. We also believe that the single-head camera market, in which Digirad historically has been a strong participant, has experienced a moderate decline.
    "We are taking a number of steps to address these issues. We plan to sharpen our competitive edge through software development and other technical enhancements, including improvements to product reliability. We believe these initiatives will enable us to increase our market penetration in the multi-head nuclear camera market. To assist us in these efforts, we are pleased to announce the addition to our team of Randy Weatherhead, previously VP of Sales and Marketing at Siemens Nuclear Medicine, as our VP of Marketing. Randy brings to Digirad a wealth of relevant industry background and experience. We are also upgrading our sales organization with key hires and further improvements in training and execution. As we begin to execute on these plans, we anticipate the product business to improve as compared to the second quarter.
    "In our DIS business, we have established a leadership position in mobile nuclear cardiology imaging that has given us a growing stream of revenue. To further progress this business, we are implementing programs to increase the effectiveness of our sales efforts, including addressing a lengthening sales cycle. In addition, to enable our continued growth, we are working to improve employee retention in our clinical operations. We will also begin clinical testing with the first mobile Cardius-3M system in DIS within the next several weeks. We believe that the Cardius-3M can provide significant value to our DIS customers. Additionally, we are recruiting a president for DIS who will focus exclusively on that business and its growth and profitability initiatives. We believe that DIS will continue to grow, although consistent with historical experience, summer seasonality may affect our performance."
    Mr. Burbach said that management currently expects the company to report a loss for the quarter ending September 30, 2005.

    Conference Call

    Digirad has scheduled a conference call at 4:45 p.m. EDT today. A simultaneous webcast of the call may be accessed at the Investor Relations page of www.digirad.com. A replay will be available for one year at this same Internet address. A telephone replay will be available for 48 hours after the call by dialing (800) 642-1687, reservation #7930777.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce a high-quality image for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiaries Digirad Imaging Solutions and Digirad Imaging Systems offer a comprehensive and mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R), Digirad Imaging Solutions(R) and Cardius(R) are registered trademarks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding the anticipated charge relating to excess manufacturing capacity, and our long term performance and plans for increasing market penetration in the multi-head nuclear camera market and for improving sales efforts and employee retention in our DIS business. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which the departure of employees and related disruptions in our sales activities may affect Digirad's products, customers, work force, suppliers and overall business prospects and operations; the degree to which Digirad's imaging systems and services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad to effectively market, sell and distribute its imaging systems, including the Cardius-3, and services given its limited capabilities in these areas; the degree to which recent changes in customer profiles may reduce the number of days service initiated per new contract or otherwise impact Digirad's business; Digirad's ability to retain and attract key executives, qualified managers, engineers and imaging technologists; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems, including the Cardius-3; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.


                         Digirad Corporation
                Consolidated Statements of Operations
               (In thousands, except per share amounts)

                                     Three Months       Six Months
                                        Ended             Ended
                                       June 30,          June 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenue:
  DIS                              $13,240  $11,295  $25,562  $21,702
  Product                            2,222    5,995    7,870   11,456
                                   -------- -------- -------- --------
Total revenue                       15,462   17,290   33,432   33,158

Cost of revenue:
  DIS                                9,221    7,509   17,846   14,774
  Product                            2,792    3,984    6,921    7,623
  Stock-based compensation              38      131       97      246
                                   -------- -------- -------- --------
Total cost of revenue               12,051   11,624   24,864   22,643
                                   -------- -------- -------- --------

Gross profit                         3,411    5,666    8,568   10,515

Operating expenses:
  Research and development             913      685    1,813    1,325
  Sales and marketing                1,685    1,859    3,702    3,640
  General and administrative         4,045    2,498    7,375    4,643
  Amortization and impairment of
   intangible assets                    18       16       34       32
  Stock-based compensation              92      250      211      438
                                   -------- -------- -------- --------
Total operating expenses             6,753    5,308   13,135   10,078
                                   -------- -------- -------- --------

Income (loss) from operations       (3,342)     358   (4,567)     437

Other income (expense):
  Interest Income (expense)            354     (255)     604     (570)
  Other income (expense)               (53)      --      (59)     (30)
                                   -------- -------- -------- --------
Total other income (expense)           301     (255)     545     (600)
                                   -------- -------- -------- --------

Net income (loss)                   (3,041)     103   (4,022)    (163)

Accretion of deferred issuance
 costs on preferred stock               --      (73)      --     (161)
                                   -------- -------- -------- --------

Net income (loss) applicable to
 common stockholders                (3,041)      30   (4,022)    (324)
                                   ======== ======== ======== ========

Net income (loss) per share
  Historical - basic and diluted     (0.17)    0.01    (0.22)   (0.16)
                                   ======== ======== ======== ========
  Pro-forma - basic and diluted      (0.17)    0.01    (0.22)   (0.01)
                                   ======== ======== ======== ========

Shares used in per share
 calculations:
Historical weighted average shares
 outstanding
  Basic                             18,367    4,003   18,237    2,018
                                   ======== ======== ======== ========
  Diluted                           18,367   15,132   18,237    2,018
                                   ======== ======== ======== ========

Pro-forma weighted average shares
 outstanding (1)
  Basic                             18,367   13,712   18,237   13,094
                                   ======== ======== ======== ========
  Diluted                           18,367   15,132   18,237   13,094
                                   ======== ======== ======== ========

(1) As a result of the conversion of our preferred stock into 12.4 million shares of our common stock upon the completion of our initial public offering in June 2004 of 5,500,000 shares of our common stock, there is a lack of comparability in the basic and diluted net loss per share amounts for the periods presented above.


                         Digirad Corporation
                     Consolidated Balance Sheets
               (in thousands, except par value amounts)

                                                      June   December
                                                       30,      31,
                                                      2005     2004
                                                     -------- --------
Assets

  Cash and cash equivalents                          $11,019  $11,348
  Securities available-for-sale                       37,873   44,215
  Accounts receivable, net                             8,978   10,017
  Inventories, net                                     8,872    6,980
  Other current assets                                 1,799    1,620
                                                     -------- --------

Total current assets                                  68,541   74,180

Property and equipment, net                           11,454   11,182
Intangibles, net                                         512      542
Restricted cash                                          120      120
                                                     -------- --------
Total assets                                         $80,627  $86,024
                                                     ======== ========

Liabilities and stockholder's equity

  Accounts payable                                    $3,682   $4,313
  Accrued compensation                                 2,534    2,410
  Accrued warranty                                       930    1,219
  Other accrued liabilities                            3,361    2,651
  Deferred revenue                                     2,879    2,344
  Current portion of long-term debt                      959    2,228
                                                     -------- --------
Total current liabilities                             14,345   15,165

Long-term debt, net of current portion                   643    1,754
Other long-term liabilities                              359      371

Stockholder's equity:
  Preferred stock, $0.0001 par value: 10,000 shares
   authorized at June 30, 2005 and December 31, 2004;
   no shares issued or outstanding at June 30, 2005
   and December 31, 2004                                  --       --

  Common stock, $0.0001 par value: 150,000 shares
   authorized at June 30, 2005 and December 31, 2004;
   18,657 and 18,075 shares issued and outstanding at
   June 30, 2005 and December 31, 2004, respectively       2        2
  Additional paid-in capital                         150,059  149,845
  Accumulated other comprehensive loss                  (149)     (97)
  Deferred compensation                                 (514)    (920)
  Accumulated deficit                                (84,118) (80,096)
                                                     -------- --------
  Total stockholder's equity                          65,280   68,734
                                                     -------- --------
Total liabilities and stockholder's equity           $80,627  $86,024
                                                     ======== ========

    CONTACT: Digirad Corporation
             Todd Clyde, 858-726-1600
             ir@digirad.com
             or
             Investor Contact:
             Neil Berkman Associates
             310-277-5162
             info@BerkmanAssociates.com